Exhibit 23.5
Consent of John Austin
     The undersigned hereby consents, pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of The Chefs’ Warehouse, Inc. (the “Company”) in the Registration Statement on Form S-1, and in any and all amendments or supplements thereto, under the Act filed by the Company in accordance with the Company’s articles of incorporation and regulations and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company.
     IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 15th day of May, 2011.

/s/ John Austin
Name:	John Austin